EXHIBIT 5.1


                                                 SCHUCHAT, HERZOG & BRENMAN, LLC






                                January 17, 2006


ADA-ES, Inc.
8100 SouthPark Way, Unit B
Littleton, Colorado  80120

     Re:  ADA-ES, Inc.
          Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to ADA-ES, Inc., a Colorado corporation (the "Registrant"), in connection with certain matters relating to the filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 789,089 shares (the "Shares") of common stock, no par value (the "Common Stock") of the Registrant.

     In connection with rendering this opinion, we have reviewed copies of the following documents relating to the Shares being included in the Registration
Statement:

     1.   the Registration Statement;
     2.   the Amended and Restated Articles of Incorporation of the Registrant;
     3.   the Amended and Restated Bylaws of the Registrant, as amended to date;
     4. the Subscription Agreements and Registration Rights Agreement (together, the "Agreements"), each by and among the Registrant and the purchasers of the Shares, dated as of October 21, 2005;
     5. documents evidencing the actions of the Board of Directors of the Registrant relating to the transactions contemplated by the Agreements; and
     6. such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

     In rendering this opinion, we have: (a) assumed (i) the genuineness of all signatures on all documents reviewed by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies


1900 Wazee Street, Suite 300, Denver, CO 80202 : Main. 303.295.9700 :
Fax. 303.295.9701 : www.shblegal.com

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ADA-ES, Inc.
January 17, 2006
Page 2



and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and
(ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Registrant.

     Based upon the foregoing, we are of the opinion that the Shares included in the Registration Statement have been validly issued, fully paid and non-assessable according to the corporate laws of the State of Colorado, including all applicable statutory provisions of the Colorado Business Corporation Act, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

     We do not express any opinion with respect to any law other than the corporate laws of the State of Colorado referred to above and the federal laws of the United States of America. Our opinion is rendered only with respect to the laws which are currently in effect in such jurisdictions.

                                            Very truly yours,



                                            Schuchat, Herzog & Brenman, LLC












1900 Wazee Street, Suite 300, Denver, CO 80202 : Main. 303.295.9700 :
Fax. 303.295.9701 : www.shblegal.com